Amherst Capital Management LLC

Code of Ethics

May 7, 2021

INTRODUCTION

This Code of Ethics (the “Code”) sets forth the standards of conduct expected of all Supervised Persons of Amherst Capital Management LLC (“Amherst Capital”) and addresses potential conflicts of interest that may arise from personal trading by Supervised Persons. The Code is designed to comply with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act, as applicable.

Amherst Capital is required to provide all Supervised Persons with a copy of this Code and any amendments. Each Employee is required to provide the CCO or his or her designee with a written acknowledgement of his or her receipt of the Code and any amendments.

Unless defined in the following sections, key terms and phrases have the meanings defined in the Definitions section at the end of this Code. Each defined word or phrase is identified in bold-faced type the first time it is used in the Code.

STANDARDS OF CONDUCT

Fiduciary Duty

This Code is based on the principle that Amherst Capital and you, as a Supervised Person, owe a duty to our clients for which Amherst Capital serves as a general partner or investment adviser (collectively, a “Client”). As an employee of Amherst Capital, you are responsible for assuring that you conduct your Amherst Capital related activities consistent with the standards of this Code.

At all times, you must:

1.	Place the interests of our Clients first. As a fiduciary, you must avoid serving your own personal interests ahead of the interests of Amherst Capital and its Clients. You may not cause a Client account to take action, or not to take action, for your personal benefit rather than the benefit of the Client account. For example, you would violate this Code if you caused a Client account to purchase a Security you owned for the purpose of increasing the price of that security or for any other personal benefit. You would also violate this Code if you made a personal investment in a security that might be an appropriate investment for a Client account without first considering the security as an investment for the Client account.
2.	Conduct all of your personal securities transactions in full compliance with this Code. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the Code’s requirements governing personal securities transactions.

3.	Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with Amherst Capital, directly or on behalf of a Client account, could call into question Amherst Capital’s fulfillment of its duties to its clients. Accordingly, you must comply with the Code’s requirements and doubtful situations should be resolved against your personal interest.
4.	Comply with applicable Federal Securities Laws and Regulations. You are not permitted to: (i) defraud a Client or investor in any manner; (ii) mislead a Client or investor, including making a statement that omits material facts; (iii) engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon a Client or investor; (iv) engage in any manipulative practice with respect to a Client or investor; (v) engage in any manipulative practices with respect to securities, including price manipulation; or (vi) otherwise violate applicable Federal Securities Laws.

General Principles Regarding Personal Securities Transactions

You may not purchase or sell, directly or indirectly, for your own account, or any account in which you may have a Beneficial Ownership interest:

•	Any Security that to your knowledge is under active consideration for purchase or sale by Amherst Capital for a Client account; or
•	Any Security that to your knowledge Amherst Capital is buying or selling for a Client account, until such potential transaction is consummated or in which active consideration has ended.

Insider Trading

Amherst Capital’s investment management business may involve confidential matters. Inside information obtained by any Supervised Person with respect to any Amherst Capital Fund or Client account or from any source, including Amherst Capital’s affiliates, must be kept strictly confidential. Supervised Persons should not act upon or disclose to any person material, non-public or inside information except as may be necessary for legitimate business purposes.

Inside information may include, but is not limited to, knowledge of pending transactions or research recommendations, corporate finance activity, mergers or acquisitions, and other such non-public information. The risks concerning insider trading can be significantly reduced through the conscientious use of a combination of trading restrictions and information barriers, if needed, designed to confine non-public information to a given individual, group or department (so called “Ethical Walls”).

No Supervised Person may engage in transactions in any Securities while in possession of material, non-public information regarding the Securities or any Security that appears on the company-wide Restricted List. This policy applies to every Supervised Person and extends to his or her activities both within and outside his or her duties at Amherst Capital. This means that you may not buy or sell a security for yourself or anyone else, including your spouse, a relative, friend, or a client, and you may not recommend that anyone else buy or sell a security on the basis of inside information regarding that security.

Using material non-public information to execute personal trades in securities or providing a family member, friend or any other person with a “tip” is illegal and is prohibited. All such non-public information should be considered inside information and should never be used for personal gain. The penalties for insider trading can be considerable, including loss of profits, monetary damages, criminal sanctions (including incarceration), loss of employment and permanent bar from the securities industry.

Supervised Persons can become subject to these insider trading rules merely by obtaining material non-public information by lawful or unlawful means and improperly using it. This is known as misappropriation. If a person is aware of material non-public information as part of his or her legitimate business dealings on behalf of Amherst Capital and he or she trades in securities subject to inside information, of if he or she transmits that information to another person for purposes of trading in securities (so called “tipping”), such person could be guilty of insider trading. In addition, a person who has obtained inside information (so called “tippee”) from a person who has breached a duty or who has misappropriated information may also be held liable for insider trading.

1.     What is Material Information?

Generally, information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding to buy, hold or sell the securities in question, or where the information, if disclosed, would be viewed by a reasonable investor as having significantly altered the “total mix” of information available. When the non-public information relates to a possible or contingent event, materially depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions, or mergers and major litigation. So-called “market information,” such as information concerning impending securities transaction, may also be, depending upon the circumstance, “material.” Because materiality determinations are often challenged with the benefit of hindsight, if you have any doubt whether certain information is “material,” this doubt should be resolved against trading or communicating this information.

2.     What is Non-Public Information?

Information is “non-public” until it has been made available to investors generally. One must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or references to this information in publications of general circulation.

3.     Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided (whether or not the person actually benefitted); and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Because of the serious potential penalties against employers as well as violators, any violation of this Code which involves insider trading can be expected to result in serious sanctions by Amherst Capital, including dismissal of the persons involved.

Any questions regarding Amherst Capital’s policy on insider trading or the application of the insider trading policy to any specific information should be direct to the CCO.

Please refer to Amherst Capital’s Insider Information (400-01) and Securities Firewall (300-03) policies and procedures.

Handling of Confidential Information

You should observe the confidentiality of information that you acquire by virtue of your role and/or employment at Amherst Capital, including information concerning investments of Client accounts and funds, Limited Partners, Investors, Amherst Capital and other employees, except where disclosure is approved by Amherst Capital or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by Amherst Capital, or when it has been made publicly available in a press release or a report filed with the Securities and Exchange Commission or other comparable regulatory authority.

PERSONAL SECURITIES TRANSACTIONS

Trading in General

You must not engage, and must not permit any other person or entity to engage, in any purchase or sale of a Security in which you have, or by reason of the transaction will acquire, any direct or indirect Beneficial Ownership unless you have complied with the provisions of this Code. This Code governs any investment by a Supervised Person in Securities, including any interest or instrument commonly known as a Security, including stocks, bonds, options, warrants, financial commodities, futures, other derivative products, initial public offerings and interests in privately placed offerings, Limited Partnerships and other entities.

Pre-Clearance

All Supervised persons are required to obtain pre-clearance approval in Ascendant Compliance Manager (“ACM”) prior to executing trades in all Securities including Private Placements (excluding Exempt Securities) for any personal investment transaction in which you have Beneficial Ownership.

General Preclearance Requirements

1.	Obtain Preclearance Prior to Initiating a Transaction

In order to trade securities (excluding exempt securities), Supervised Persons are required to submit a preclearance request in the ACM system and receive notice that the preclearance request was approved prior to placing a security trade. Unless expressly exempt (See exemptions below), all securities transactions are covered by this preclearance requirement. Although preclearance approval does not obligate an employee to place a trade, preclearance should not be made for transactions the employee does not intend to make.

**Serious sanctions, including suspension from personal trading may be imposed to Supervised Persons that continuously violate Amherst Capital’s preclearance requirements. A Supervised Persons’ manager may also consider this non-compliance for purposes of performance reviews (see Remedial Actions below).

2.	Execute Trade within Preclearance Window (Preclearance Expiration)

Preclearance authorization will be granted for a two business day window, day one being the day approval is received. If the employee chooses to trade after the preclearance expires, the employee must submit a new preclearance authorization prior to executing a trade.

Example: An employee requests and receives trade preclearance approval on Monday at 3 PM EST. The preclearance authorization is valid until the close of business on Tuesday.

Note of Caution: Employees who place “limit,” “stop-loss,” “good-until-cancelled,” or “standing buy/sell” orders are cautioned that transactions receiving preclearance authorization must be executed before the preclearance expires. At the end of the preclearance authorization period, any unexecuted order must be canceled. A new preclearance authorization may be requested; however, if the request is denied, the trade order with the broker-dealer must be canceled immediately.

3.	Options

An employee who buys/sells an option is deemed to have purchased/sold the underlying security when the option was purchased/sold. Four combinations are possible as described below:

Call Options

•	If an employee buys a call option, the employee is considered to have purchased the underlying security on the date the option was purchased.
•	If an employee sells a call option, the employee is considered to have sold the underlying security on the date the option was sold.

Put Options

•	If an employee buys a put option, the employee is considered to have sold the underlying security on the date the option was purchased.
•	If an employee sells a put option, the employee is considered to have bought the underlying security on the date the option was sold.

Restrictions - 7 Day Blackout Period

Prohibition

It is impermissible for an Investment Employee to buy or sell a security (owned directly or indirectly) within 7 calendar days before and 7 calendar days after their sub-advised investment company or managed account has effected a transaction in that security. This is known as the “7 Day Blackout Period.”

Disgorgement Required

If an Investment Employee initiates a transaction within the 7 Day Blackout Period, in addition to being subject to sanctions for violating the Policy, profits recognized from the transaction must be disgorged in accordance with guidance provided by Compliance.

Beneficial Ownership

In determining whether you have Beneficial Ownership, you are considered to have Beneficial Ownership of Securities if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in the Securities. For purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

You have a pecuniary interest in the Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect pecuniary interest in Securities:

•	Securities held by members of your immediate family by blood, marriage, adoption, or otherwise, who share the same household with you.
•	“Immediate family” includes your spouse, domestic partner, children (including stepchildren, foster children, sons-in-law and daughters-in-law), grandchildren, parents (including step-parents, mothers-in-law and fathers-in-law), grandparents, and siblings (including brothers-in-law, sisters-in-law and stepbrothers and stepsisters).

•	Partnership interests in a general partnership or a general partner in a limited partnership. Passive limited partners are not deemed to be owners of partnership securities absent unusual circumstances, such as influence over investment decisions.
•	Corporate shareholders who have or share investment control over a corporation’s investment portfolio.
•	Trusts in which the parties to the trust have both a pecuniary interest and investment control.
•	Derivative securities – You are the indirect owner of any security you have the right to acquire through the exercise or conversion of any option, warrant, convertible security or other derivative security, whether or not presently exercisable.
•	Securities held in investment clubs.

Exceptions to Pre-Clearance Requirements

Accounts that are fully managed on a non-discretionary basis (“Non-Discretionary Account”) by a third party, where you do not have any discretion over the investment selections for the account through recommendation, advice, pre-approval or otherwise. The account may be exempted from preclearance and reporting procedures only if the CCO is satisfied that the account is truly non-discretionary (i.e., the employee has given total investment discretion to an investment manager and retains no ability to influence specific trades). Supervised Persons are required to certify that the account is separately managed by a third party and provide the CCO with a copy of your discretionary account agreement. In addition, you are required to complete an annual certification regarding managed accounts and provide copies of statements to Compliance when requested.

Exempt Securities

You are not required to seek Pre-Clearance or report transactions in the following securities:

•	Cash and cash-like securities (e.g., bankers acceptances, bank CDs and time deposits, money market funds, commercial paper, repurchase agreements);
•	Direct obligations of the U.S. Government (i.e., treasury securities);
•	Exchange-traded funds (ETF);
•	High quality short-term debt obligations having a maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a nationally recognized statistical rating organization or which is unrated but of comparable quality.

•	Securities issued by open-end investment companies (i.e., mutual funds and variable capital companies) that are not sub-advised by Amherst Capital (BNY Mellon U.S. Mortgage Fund).
•	Securities in non-company 401(k) plans (e.g., spouse’s plan, previous employer’s plan, etc.).
•	Securities in 529 plans, provided they are not invested in the BNY Mellon US Mortgage Fund.
•	Fixed annuities.
•	Variable annuities that are not invested in BNY Mellon US Mortgage Fund sub-accounts.
•	Securities held in approved non-discretionary (managed) accounts.
•	Stock held in a bona fide employee benefit plan. For example, if an employee’s spouse works for an organization unrelated to Amherst Capital, the employee is not required to report for transactions that his/her spouse makes in the unrelated organization’s company stock so long as they are part of an employee benefit plan. This exemption does not apply to any plan that allows the employee to buy and sell securities other than those of their employer. Such situations would subject the account to all requirements of this policy.
•	Non-financial commodities (e.g., agricultural futures, metals, oil, gas, etc.), currency, and financial futures (excluding stock and narrow-based stock index futures).
•	Securities purchased through an Automatic Investment Plan; and

Reporting

The CCO or designee will periodically review the reports and statements required pursuant to this section.

All reports and account statements received by Amherst Capital shall be kept confidential except to the extent that disclosure may be required by regulatory authorities and that disclosure, on a confidential basis, may be made for an audit of compliance procedures.

Initial Reporting – new Employees

Within 10 calendar days of becoming a Supervised Person, you must file an Initial Broker Accounts Report and an Initial Holdings Report with the CCO or his or her designee. The Initial Broker Accounts Report must contain a listing of all accounts that trade or are capable of trading securities (excluding Exempt Securities) and that are owned directly by you or of which you have indirect ownership. The Initial Holdings Report must contain a listing of all securities (excluding Exempt Securities) held in the aforementioned accounts. The following information regarding is required to be included on your Initial Holdings Report:

1)	the title and type of Security, the exchange ticker symbol or CUSIP number (as applicable), the number of shares, and principal amount of each Security in which you have any direct or indirect Beneficial Ownership as of the date of becoming an Supervised Person (as indicated below, you must submit annually an annual holdings report with this information); and
2)	the date that you submitted the report.

Your Initial Broker Accounts Report and Initial Holdings Report must be accompanied by an account statement(s) that is current as of a date no more than forty-five (45) days prior to the date you become a Supervised Person.

Quarterly Transaction Reports

On a quarterly basis and within 30 calendar days after the end of the quarter, Supervised Persons are required to file a Quarterly Transactions Report for each account in which you had or acquired any direct or indirect Beneficial Ownership. The Quarterly Transactions Report must contain the following:

1)	The date of the transaction, the title, the exchange ticker symbol or CUSIP number (as applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security (excluding Exempt Securities) involved;
2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3)	The price of the Security at which the transaction was effected;
4)	The name broker, dealer or bank with or through which the transaction was effected; and
5)	The date that you submitted the report.

The foregoing includes reporting Securities (excluding Exempt Securities) acquired through a gift or inheritance.

1)	For any account you established in which any Securities (excluding Exempt Securities) were held during the quarter for your direct or indirect benefit:
a)	The name of the broker, dealer or bank with which you established the account;
b)	The date the account was established; and
c)	The date that you submitted the report.

       Your Quarterly Transaction Report must be accompanied by an account statement(s) that is current as of a date no more than forty-five (45) days prior to the date you become a Supervised Person.

Annual Holdings Reports

On a quarterly basis and within 30 calendar days after the end of the quarter, Supervised Persons are required to file an Annul Holdings Report for each account in which you had or acquired any direct or indirect Beneficial Ownership. The Annul Holdings Report must contain the following information:

1)	The title and type of Security (excluding Exempt Securities), the exchange ticker symbol or CUSIP number (as applicable), the number of shares, and principal amount of each Security (excluding Exempt Securities) in which you have any direct or indirect Beneficial Ownership;
2)	The name of any broker, dealer or bank with which you maintain an account in which any Securities (excluding Exempt Securities) are held for your direct or indirect benefit; and
3)	The date that you submitted the report.

The above information is required to be updated annually. The Annual Holdings Report must be accompanied by an account statement(s) that is current as of a date no more than forty-five (45) days before the report is submitted. This form must include all brokerage accounts, not just those relating to Securities (excluding Exempt Securities).

Approved Broker-Dealers

All Supervised Persons must maintain any directly or indirectly-owned brokerage accounts at specific broker-dealers that have been approved by Amherst Capital. Please refer to Appendix A for the current list of approved broker-dealers. Any exceptions to this requirement must be approved, in writing, by the CCO.

Account Statement and Trade Confirmations

Supervised Persons who are in the process of moving their account(s) to an approved broker-dealer must instruct their non-approved broker-dealer, trust account manager, or other entity holding their securities to submit duplicate statements and trade confirmations directly to Amherst Capital. This requirement applies to both directly- and indirectly-owned accounts and includes any account that has the capability of holding securities (excluding exempt securities) regardless of what the account is currently holding. Please direct duplicate statements and trade confirmations to be sent to:

Mr. Jason Rottinger

Chief Compliance Officer

Amherst Capital Management LLC

5001 Plaza on the Lake, Suite 200

Austin, TX 78746

Exceptions to Reporting Requirements

(a) You do not need to report to the CCO transactions effected for, and Reportable Securities held in, any account over which you have no direct or indirect influence or control.

(b) You are not required to report transactions in Reportable Securities purchased pursuant to an Automatic Investment Plan.

COMPLIANCE CERTIFICATIONS

Certificate of Receipt

New employees are required to acknowledge the receipt of this Code and any amendments.

Annual Certificate of Compliance

You are required to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all transactions during the prior year in Reportable Securities of which you had or acquired Beneficial Ownership.

ADMINISTRATION

Reporting of Violations

If you become aware of any violation(s) or potential violation(s) of any of the provisions of this Code, you must report such violations(s) or potential violations(s) promptly to the CCO. Failure to report promptly any violation of this Code will be considered itself a violation of the Code and subject to remedial action.

Remedial Actions

Failure to comply may result in the imposition of serious sanctions, which may include, but are not limited to, the disgorgement of profits, cancellation of trades, selling of positions, suspension of personal trading privileges, dismissal, and referral to law enforcement or regulatory agencies. On a case by case basis, Amherst Capital Compliance in connection with the Risk & Compliance Committee, as necessary, will determine appropriate remedial sanctions.

Questions, Interpretations and Exceptions

       Please refer any questions regarding the applicability, meaning or administration of this Code to the CCO in advance of any contemplated transaction or other action. Exemptions from certain provisions of this Code may be granted by the CCO if it is determined that the fundamental obligations of the person involved are not and will not be compromised. In no instance will exemptions be granted if the exemptions are not permitted under applicable Federal Securities Laws.

Review

The CCO will annually review the adequacy of the Code and the effectiveness of its implementation.

Revision History

•	May 7, 2021 – clarified how options are treated for purposes of the personal trading policy. Removed requirement to preclear ETFs and amended the approved list. Other minor changes to the definitions section.
•	December 31, 2019 – clarification changes to an Investment Employee’ obligation with respect to the blackout period. Minor changes to the approved brokers list.

DEFINITIONS

A.	“Automatic Investment Plan” A program in which regular periodic purchases (withdrawals) are made automatically to/from investment accounts in accordance with a predetermined schedule and allocation. Examples include: Dividend Reinvestment Plans (DRIPS), payroll deductions, bank account drafts or deposits, automatic mutual fund investments/withdrawals (PIPS/SWIPS), and asset allocation accounts.
B.	“Control” has the same meaning as in Section 2(a)(9) of the Investment Company Act of 1940.
C.	“Exchange-traded fund (ETF)” is a type of security that tracks an index, sector, commodity, or other asset, but which can be purchased or sold on a stock exchange the same as regular stock. An ETF can be structured to track anything from the price of an individual commodity to a large and diverse collection of securities. ETFs can even be structured to track specific investment strategies.
D.	“Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
E.	“Funds” means any private investment fund for which Amherst Capital provides investment advisory services or an investment company registered under the Investment Company Act.
F.	“Initial Public Offering” means an offering of Securities registered under the Securities Act the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.
G.	“Investment Employee” means an Amherst Capital portfolio manager and an Amherst Capital research analyst who make recommendations or decisions regarding the purchase or sale of securities for mutual funds and other managed accounts.
H.	“Amherst Capital Risk Compliance Committee” is an internal committee chaired by Amherst Capital’s CCO that assists in monitoring of this Code of Ethics and other potential conflicts of interest. Members of this Committee include individuals who serve in senior executive positions at Amherst Capital.
I.	“Non-Discretionary Account” means an account in which the employee has a beneficial interest but no direct or indirect control over the investment decision making process. It may be exempted from preclearance and reporting procedures only if the CCO is satisfied that the account is truly non-discretionary (i.e., the employee has given total investment discretion to an investment manager and retains no ability to influence specific trades). Employees are required to complete an annual certification regarding managed accounts. In addition, employees are required to provide copies of statements to Compliance when requested.

J.	“Options” means a security which gives the investor the right, but not the obligation, to buy or sell a specific security at a specified price within a specified time frame.
K.	“Personal Securities Transactions Reports” means the quarterly transactional, initial and annual holding reports required by the Code to be submitted by all employees.
L.	“Reportable Security” means a Security as defined in item L below (in effect, all securities), except that it shall not include direct obligations of the U.S. Government; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, money market fund shares and shares issued by registered open-end investment companies.
M.	“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.
N.	“Security” means any note, stock, treasury stock, Security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any Security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “Security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any Security. The term “Security” includes any option or derivative instrument on that Security and any other Security that is convertible into or exchangeable for that Security.
O.	“Supervised Person” means Amherst Capital Employee who are also considered “Access Persons” which includes any other person (whether or not an employee of Amherst Capital) who is subject to Amherst Capital’s supervision and control, who has access to non-public information regarding any Client’s purchase or sale of securities or portfolio holdings, or who is involved in making securities recommendations to Amherst Capital’s Clients.

Appendix A

Amherst Capital

Approved Broker List

•	Edward Jones
•	E*Trade
•	Fidelity
•	Interactive Brokers
•	Raymond James
•	Schwab
•	TD Ameritrade
•	Vanguard
•	Citi
•	JP Morgan
•	Merrill Lynch
•	Morgan Stanley
•	Neuberger Berman
•	Pershing
•	Stifel Nicolaus

•	UBS

•	Wells Fargo